EXHIBIT 10.1

inTEST CORPORATION

2017 EXECUTIVE OFFICER COMPENSATION PLAN

The Compensation Committee (the "Committee") of the Board of Directors of inTEST Corporation (the "Company") has approved a compensation plan for its executive officers. The components of this plan include (i) base salary, (ii) short term incentive compensation in the form of a performance based bonus and (iii) long term incentive compensation in the form of equity compensation grants. The executive officers that are eligible to participate in this plan are Robert E. Matthiessen, President and Chief Executive Officer, James Pelrin, Executive Vice President, and Hugh T. Regan, Jr., Secretary, Treasurer and Chief Financial Officer.

Base Salary

The base salary of each executive officer will be set at the following amounts commencing on January 1, 2017:

Robert E. Matthiessen	$348,966
James Pelrin	$286,000
Hugh T. Regan, Jr.	$246,864

Short Term Incentive Compensation

Each executive officer will be eligible to receive a performance bonus payment upon satisfaction of the following weighted performance metrics during 2017:

        Achievement of Financial Goals - 50%
        Completion of an Acquisition in 2017 - 30%
        Achievement of Individual Goals - 20%

The performance bonus payment target percentages to be used in each executive officer's bonus calculation for 2017 are as follows:

Robert E. Matthiessen	60%
James Pelrin	55%
Hugh T. Regan, Jr.	55%

The amount of the executive officer's bonus may range from zero (if none of the performance metrics are satisfied) to an amount that may exceed the target performance bonus amounts.

Achievement of Financial Goals

A portion of each executive officer's performance bonus may be earned based upon the Company's achievement of net revenue and earnings before income tax amounts as compared to budgeted net revenue and earnings before income tax amounts for 2017. Each executive officer is eligible to achieve this portion of the executive officer's performance bonus based upon the following calculation:

The executive officer's performance bonus target percentage multiplied by the executive officer's base salary; with that amount multiplied by the performance metric weighting factor (50%); with that amount multiplied by the Financial Goals percentage, if any, determined from the matrix below.  The Financial Goals percentage is determined by locating on the matrix below the intersection of (i) the column that indicates the percentage calculated by dividing (A) the Company's actual net revenue for 2017 by (B) its budgeted net revenue for 2017 and (ii) the row that indicates the percentage calculated by dividing (A) the Company's actual earnings before income tax for 2017 by (B) its budgeted earnings before income tax for 2017.

		Revenue v. Target
		<80%	80%	90%	100%	110%	120%
Pretax Profit v. Target	<80%	0%	0%	0%	0%	0%	0%
	80%	0%	50%	63%	75%	88%	100%
	90%	0%	63%	75%	88%	100%	113%
	100%	0%	75%	88%	100%	113%	125%
	110%	0%	88%	100%	113%	125%	138%
	120%	0%	100%	113%	125%	138%	150%

With regards to the net revenue calculation, a column milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. With regards to the earnings before income tax calculation, a row milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. Any expenses that are treated for accounting purposes as restructuring items or transaction related expenses, and the impact from any completed acquisitions, shall be excluded from the actual amounts when determining the revenue and earnings before income tax amounts for 2017.

Completion of an Acquisition in 2017

A portion of each executive officer's performance bonus will be earned based upon the Company's consummation of an acquisition of a company or assets of a company in 2017. Each executive officer is eligible to achieve this portion of the executive officer's performance bonus based upon the following calculation:

The executive officer's performance bonus target percentage multiplied by the executive officer's base salary; with that amount multiplied by the performance metric weighting factor (30%).

The acquired company or assets must have generated minimum trailing twelve months revenues of $5,000,000. In addition, the transaction must close in 2017 with the transfer of substantially all assets and/or stock of the target company to the Company completed in 2017. Escrow and earn-out of purchase price amounts is permitted to continue beyond 2017 so long as the transaction is closed in 2017.

Individual Goals

A portion of each executive officer's performance bonus will be earned based upon the achievement by each executive officer of the individual goals for 2017. Each executive officer is eligible to receive this portion of the executive officer's performance bonus if such individual goals are achieved during 2017, based upon the following calculation:

The executive officer's performance bonus target percentage multiplied by the executive officer's base salary; with that amount multiplied by the performance metric weighting factor (20%).

The individual goals will be communicated separately by the Compensation Committee Chair to each executive officer.

General

The Committee shall calculate and determine achievement of all components of the short term incentive compensation based on amounts derived from the Company's audited financial statements. The Committee reserves the right to make subjective determinations and interpretations regarding the impact of unusual circumstances or events on achievement of each performance metric component by the executive officers. All such determinations will apply to all executive officers in the same manner. The Committee shall have final decision making authority regarding all issues related to the short term incentive compensation component of the Plan. The Committee shall finalize the amount of and authorize payment of the bonuses to the executive officers as part of the approval process for the Company's 2017 audited financial statements. If an executive officer leaves the Company other than for death, disability, or retirement, they will receive no bonus if they are not employed on December 31, 2017.  For executive officers who retire (age plus years of service equal to at least 70), or who die or become disabled, they will be entitled to a pro-rated bonus calculated by multiplying the bonus calculated above by the result obtained by dividing the number of completed months the executive officer is employed in 2017 by twelve. Any bonus payment shall be made on or before March 15, 2017. The Committee shall have such authority to demand the repayment or "claw back" of any amounts paid pursuant to this Plan as needed to comply with all applicable laws and regulations.

Long Term Incentive Compensation

The executive officers shall be entitled to receive equity compensation grants consisting of restricted stock and stock options as follows:

	Shares of Restricted Stock	Options to Purchase Shares of Common Stock
Robert E. Matthiessen	11,500	34,000
James Pelrin	11,500	34,000
Hugh T. Regan, Jr.	9,500	28,000

All equity compensation shall be awarded to the executive officers as soon as possible in 2017. The Company will grant restricted stock in award agreements in the form attached as Exhibit "A" hereto. All restricted stock awards will vest in equal increments over four years. At the Committee's discretion, with the advice of the Company's professional advisors, the Company will grant either non-qualified stock options or incentive stock options in stock option award agreements in the forms attached as Exhibits "B" and "C" hereto. All stock option awards will vest in equal increments over four years and will have an exercise price that is no less than the closing price of the Company's common stock as listed on the NYSE MKT on the date of the award.

[Exhibits A, B, and C omitted here.  Our standard forms of Agreements have been previously filed as exhibits to the Company's Form 10-Q for the quarter ended March 31, 2016.]